Exhibit 1.1

Articles of Incorporation Syngenta AG

1 Corporate Name, Registered Office, Purpose and Duration

Corporate name	Article 1

A company limited by shares is formed under the corporate name:

Registered office	Syngenta AG Syngenta SA Syngenta Ltd. with its registered office in Basel.

Purpose	Article 2

1
Purpose of the Company is to hold interests in enterprises, particularly in the areas of agribusiness; in special circumstances the Company may directly operate such businesses.

2
The Company may acquire, mortgage, liquidate or sell real estate and intellectual property rights in Switzerland or abroad.

Duration	Article 3

The duration of the Company is unlimited.

2 Share Capital

Share capital	Article 4

1
The share capital of the Company is CHF 9,294,564.90, fully paid-in and divided into 92,945,649 registered shares. Each share has a par value of CHF 0.10.

2
Upon resolution of the General Meeting of Shareholders registered shares may be converted into bearer shares and bearer shares may be converted into registered shares.

Share register and restrictions of registration, nominees	Article 5

1
The Company shall maintain a share register showing the name(s), first name(s), domicile, address and nationality (in the case of legal entities the registered office) of the holders or usufructuaries of registered shares. Holders who may exercise the voting rights of shares which they do not own will be mentioned upon request in the notes of the share register in case their entitlement is based on law (legal usufructuary, mandatory legal representative of a minor and so forth).

2
Upon request acquirers of registered shares are registered in the share register as shareholders with the right to vote, provided that they declare explicitly to have acquired the registered shares in their own name and for their own account.

3
After hearing the registered shareholder or nominee, the Board of Directors may cancel, with retroactive effect as of the date of registration, the registration of shareholders or nominees if the registration was based on false information. The respective shareholder or nominee shall be informed immediately of such cancellation.

4
The Board of Directors may specify the details of registration in specific rules which take into account market practice in all of those markets where shares of the Company are listed. In particular, irrespective of the restriction set forth in article 5 paragraph 2 above, the Board of Directors may, based on separate regulations or individual agreements, allow the entry into the share register as shareholders with voting rights of nominees.

Share certificates and intermediated securities	Article 6

1
The Company may issue its shares as individual share certificates, global share certificates or uncertificated securities. Within the scope of the legal framework, the Company may at any time convert its shares issued in one of the above forms into another without the shareholder’s consent. The costs of such a conversion shall be borne by the Company.

2
The shareholder is not entitled to demand the conversion of shares issued in one form into another. Each shareholder may, however, request from the Company at any time a confirmation of the shares registered in the share register under his name.

3
Intermediated securities (“Bucheffekten”) with underlying shares of the Company may not be transferred by way of assignment. Security interests for these intermediated securities cannot be granted by means of assignment.

Exercise of rights	Article 7

1
The shares are not divisible. The Company accepts only one representative per share.

2
The right to vote and the other rights associated with a share may only be exercised by a shareholder, a usufructuary or a nominee who is registered as a shareholder with the right to vote in the share register.

3 Corporate Bodies

A. General Meeting of Shareholders

Competence	Article 8

The General Meeting of Shareholders is the supreme body of the Company.

Annual General Meeting of Shareholders	Article 9

The Annual General Meeting of Shareholders shall be held each year within 6 months after the close of the business year of the Company; at the latest 20 days before the meeting, the Business Report, the Compensation Report and the report of the External Auditor shall be made available for inspection by the shareholders at the registered office of the Company or be sent to shareholders on request.

Extraordinary General Meeting of Shareholders	Article 10

1
Extraordinary General Meetings of Shareholders shall take place upon request of the Board of Directors or the External Auditor.

2
Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if it is requested by one or more shareholders who are representing in the aggregate not less than 10% of the share capital and submit a petition signed by such shareholder or shareholders specifying the items for the agenda and the proposals.

Convening of General Meetings of Shareholders	Article 11

1
General Meetings of Shareholders shall be convened by the Board of Directors, or, if necessary, by the External Auditor, at the latest 20 days before the date of the meeting. The meeting shall be convened by way of a notice appearing once in the official publication organ of the Company. Registered shareholders may also be informed by mail or by electronic means.

2
The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and, as the case may be, of the shareholders who demanded that a General Meeting of Shareholders be convened or that a certain item be included in the agenda and, in case of elections, the names of the nominated candidates.

Agenda	Article 12

1
One or more shareholders whose combined shareholdings represent an aggregate nominal value of at least CHF 10,000.– may demand that an item be included in the agenda of a General Meeting of Shareholders. Such a demand must be made in writing at the latest 60 days before the meeting and shall specify the items and the proposals of such shareholder.

2
No resolution shall be passed at a General Meeting of Shareholders on matters for which no proper notice was given. This provision shall not apply to proposals to convene an Extraordinary General Meeting of Shareholders, to initiate a special audit or to appoint an External auditor at the request of a shareholder (article 700 paragraph 3 CO).

Presiding officer, minutes, vote counters	Article 13

The General Meeting of Shareholders shall take place at the registered office of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board of Directors or in his absence the Vice-Chairman or any other member of the Board of Directors designated by the Board of Directors shall take the chair.

The presiding officer shall appoint a secretary and the vote counters. The presiding officer and the secretary shall sign the minutes.

Proxies	Article 14

1
A shareholder may only be represented by his legal representative, another shareholder with the right to vote, proxies designated in agreements with or regulations relating to nominees or the Independent Proxy.

2
The Board of Directors shall specify the requirements regarding powers of attorney and instructions and the modalities and other aspects of the proxy in a separate set of regulations; electronic powers of attorney and instructions without advanced or qualified electronic signature may also be admitted. The Chairman of the General Meeting of Shareholders shall decide whether a proxy will be accepted.

A general instruction from a shareholder to the Independent Proxy to vote according to the proposals of the Board of Directors on (i) matters for which no proper notice was given in the invitation to the General Meeting of Shareholders but on which a valid resolution can be passed pursuant to article 700 paragraph 3 CO, or (ii) proposals for additions or amendments to matters for which proper notice was given in the invitation but which are submitted after the invitation has been sent or at the General Meeting of Shareholders, shall be deemed to be a valid instruction for exercising the voting right.

Voting rights	Article 15

Each share entitles the holder to one vote.

Resolutions, elections	Article 16

1
Unless the law requires otherwise, the General Meeting of Shareholders passes resolutions and elections with the absolute majority of the votes represented.

2
Resolutions and elections shall be taken either on a show of hands or by electronic voting, unless the General Meeting of Shareholders decides for, or the presiding officer orders, a ballot.

3
The presiding officer may at any time have an election or resolution taken on a show of hands or electronically repeated by a ballot, if the results of the first vote appear unclear. In such case, the preceding election or resolution taken on a show of hands or electronically is deemed not to have taken place.

In case of elections, if no valid election has been made in the first vote and if there is more than one candidate, the presiding officer shall order a second vote in which the relative majority shall be decisive.

Powers of the General Meeting of Shareholders	Article 17

The following powers shall be vested exclusively in the General Meeting of Shareholders:

a)	to adopt and amend the Articles of Incorporation;

b)	to elect the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Independent Proxy and the External Auditor;

c)	to approve the Management Report and the consolidated financial statements;

d)	to approve the annual financial statements and to decide on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

e)	to discharge the members of the Board of Directors and the Executive Committee;

f)	to approve the compensation of the Board of Directors and the Executive Committee pursuant to article 29 of the Articles of Incorporation;

g)	to pass resolutions concerning all further matters which by law or the Articles of Incorporation are reserved to the authority of the General Meeting of Shareholders.

Special quorum	Article 18

The approval of the least two thirds of the votes represented is required for resolutions of the General Meeting of Shareholders on:

a)	an alteration of the purpose of the Company;

b)	the creation of shares with increased voting powers;

c)	an implementation of restrictions on the transfer of registered shares and the removal of such restrictions;

d)	an authorized or conditional increase of the share capital;

e)	an increase of the share capital made through a transformation of reserves, by contribution in kind, for the purpose of an acquisition of property and the grant of special rights;

f)	a restriction or suspension of preemptive rights;

g)	a change of location of the registered office of the Company;

h)	the dissolution of the Company.

B. Board of Directors

Number of Directors	Article 19

The Board of Directors shall consist of a maximum of 12 members.

Term of office, External mandates	Article 20

1
The term of office for each member of the Board of Directors shall be 1 year. Re-election is possible. A year within the meaning of this provision is the interval between two Annual General Meetings of Shareholders.

2
The members of the Board of Directors shall automatically retire after the lapse of the 12th year of office or, if earlier, after the expiry of the 70th year of age, provided that the retirement shall become effective on the date of the next Annual General Meeting of Shareholders following such event.

3
The members of the Board of Directors may hold no more than the following number of mandates in the supreme executive bodies of companies and organizations:
-	up to additional 4 mandates in listed companies;
-	up to 5 mandates in non-listed companies;
-	up to 10 mandates in (i) charitable organizations, (ii) associations or foundations and (iii) other non-profit institutions.
Several mandates held in different companies of the same group count as 1 mandate.
Mandates within companies under the direct or indirect control of Syngenta (subsidiaries) or which are not required to be registered in the Swiss Commercial Register or a similar foreign register are not limited by numbers.
A short-term temporary overrun of the limitations set forth above by 1 mandate is permissible.

Organization of the Board of Directors	Article 21

The Board of Directors shall constitute itself, subject to elections by the General Meeting of Shareholders. It elects one Vice-Chairman from among its members. It shall appoint a secretary who need not be a member of the Board of Directors.

Convening of meetings	Article 22

The Chairman shall convene meetings of the Board of Directors if and when the need arises or if a member so requests in writing.

Resolutions	Article 23

The Board of Directors may lay down rules on its decision-making mechanism in the regulations governing its internal organization.

Powers of the Board of Directors	Article 24

1
The Board of Directors has in particular the following nontransferable and inalienable duties:

a)	the ultimate direction of the business of the Company and the giving of the necessary directives;

b)	the determination of the organization of the Company;

c)	the administration of accounting, financial control and financial planning;

d)	the appointment and removal of the persons entrusted with the management and representation of the Company;

e)	the appointment of an Independent Proxy in cases where the Independent Proxy elected by the General Meeting of Shareholders is not capable of acting;

f)	the ultimate supervision of the persons entrusted with the management of the Company, specifically in view of their compliance with the law, the Articles of Incorporation, regulations and directives;

g)	the preparation of the Business Report and the Compensation Report and of the General Meeting of Shareholders and the carrying out of the resolutions adopted by the General Meeting of Shareholders;

h)	the notification of the court if liabilities exceed assets;

i)
the adoption of resolutions concerning the increase of the share capital to the extent that such power is vested in the Board of Directors (article 651 paragraph 4 CO), as well as resolutions concerning the confirmation of capital increases and respective amendments to the Articles of Incorporation;

j)	the examination of the professional qualifications of the External Auditor.

2
In addition the Board of Directors may pass resolutions with respect to all matters which are not reserved to the authority of the General Meeting of Shareholders by law or by these Articles of Incorporation.

Signature authority, delegation of powers	Article 25

1
The Board of Directors determines those of its members as well as those third persons who shall have signatory power for the Company and shall further determine the manner in which such persons may sign on behalf of the Company.

2
The Board of Directors may delegate the preparation and implementation of its resolutions to committees, individual members of the Board of Directors or third parties and – subject to compulsory legal requirements – transfer tasks and powers in whole or in part to committees, individual members of the Board of Directors or third parties.

C. Executive Committee

Delegation of management and representation, Regulations governing the internal organization	Article 26

1
The Board of Directors may, subject to article 24 hereof and in accordance with regulations governing the internal organization, delegate the management and representation of the Company in whole or in part to the Executive Committee.

2
The Board of Directors shall issue regulations governing the internal organization; these shall set out in detail the powers and organization of the Board of Directors and the competencies and duties of the Executive Committee.

Duration of employment contracts, External mandates	Article 27

1
Employment contracts with members of the Executive Committee are concluded for an indefinite term. The maximum notice period for the Chief Executive Officer and all members of the Executive Committee is 12 months.

2
The members of the Executive Committee, subject to the approval by the Chairman of the Board of Directors, may hold no more than the following  number of mandates in the supreme executive bodies of companies and organizations:
-	up to 2 mandates in listed companies;
-	up to 2 mandates in non-listed companies;
-	up to 4 mandates upon instruction of Syngenta in companies that are not directly or indirectly controlled by Syngenta;
-	up to 10 mandates in (i) charitable organizations, (ii) associations or foundations and (iii) other non-profit institutions.
Several mandates held in different companies of the same group count as 1 mandate.
Mandates within companies under the direct or indirect control of Syngenta (subsidiaries) or which are not required to be registered in the Swiss Commercial Register or a similar foreign register are not limited by numbers.

Compensation Committee	Article 28

1
The Compensation Committee of the Board of Directors consists of a maximum of 5 independent members of the Board of Directors. All members of the Compensation Committee shall be elected by the General Meeting of Shareholders individually. Their term of office shall end after completion of the next Annual General Meeting of Shareholders. Re-election is possible. The Compensation Committee constitutes itself and appoints its Chairperson.

2
The Compensation Committee supports the Board of Directors in compensation-related matters for the Chairman of the Board of Directors, the members of the Board of Directors, the CEO and the members of the Executive Committee. In particular, it has the following responsibilities:

a)	reviews and recommends to the Board of Directors the compensation principles, strategy and policies which define the compensation system;

b)	defines the elements and the structure of the compensation system including the structure of share ownership plans;

c)
reviews and recommends to the Board of Directors on an annual basis a proposal for approval by the Annual General Meeting of Shareholders of the total compensation of the Board of Directors and the Executive Committee;

d)
pursuant to article 29, sets or amends the compensation packages of the members of the Executive Committee and prepares a proposal to the Board of Directors to set or amend the compensation package of the CEO;

e)	prepares and recommends to the Board of Directors the Compensation Report for approval.

3
The Board of Directors may assign additional tasks to the Compensation Committee and define its organization in the regulations governing the internal organization and the Compensation Committee charter.

Compensation	Article 29

1
The compensation policy and system are designed to attract and retain employees to deliver the Company’s strategic plans and sustainable business performance.

2
The Board of Directors or the Compensation Committee determines the appropriate compensation levels for the Board of Directors and the Executive Committee, taking into account market data, position and level of responsibility and the achievement of business and individual performance measures.

3
Compensation may be paid by the Company or by its Group companies.

4
The Board of Directors shall submit separately and on an annual basis a proposal for approval by the General Meeting of Shareholders for the maximum total compensation of the:

a)           Board of Directors for the period until the next Annual General Meeting of Shareholders;

b)           Executive Committee for the current or subsequent business year.

If the General Meeting of Shareholders rejects the proposal of the Board of Directors for the total compensation of the Board of Directors and/or the Executive Committee, the decision on how to proceed shall reside with the Board of Directors. The Board of Directors shall in particular have the options to convene an Extraordinary General Meeting of Shareholders to submit a new total compensation proposal, or determine the compensation for the current business year on an interim basis, subject to approval at the next Annual General Meeting of Shareholders.

The Company or its Group companies may pay out compensation prior to the approval by the General Meeting of Shareholders subject to subsequent submission and approval.

7
The total compensation of the Board of Directors shall consist of an annual base fee and an additional fee for individual assignments to Committees of the Board of Directors. The Board of Directors may at the request of the Compensation Committee determine that the compensation of all or individual members of the Board of Directors be paid in part or in full in the form of shares that are either freely tradable or blocked for trading for a specific period. The value of such shares will be determined by the market price of a Syngenta share on the date of grant.

8
The total compensation of the Executive Committee shall consist of fixed and variable components. The fixed compensation consists of an annual base salary, plus additional benefits. The variable compensation may include short-term and long-term incentives, which may be cash and/or equity-based.

9
Short-term and long-term incentives are based on performance measures approved by the Board of Directors or the Compensation Committee. These measures may include the financial performance of the Group and/or a business segment, performance relative to the market, other companies or similar benchmarks, and/or individual performance.

10
The target amount for the short-term incentives is expressed as a percentage of the annual base salary. The actual payout may vary between 0% and 200% of the target amount, dependent on the achievement of performance measures. A minimum of 40% and up to 80% of the payout may be deferred and matched by the Company in equity.
The target amount for the long-term incentives may be expressed as a fixed amount, as a percentage of the annual base salary, or as a number of equity-based awards. The actual long-term incentive award may vary between 0% and 150% of the target amount.
The Board of Directors or the Compensation Committee determines the target and matching ratio.

11
Equity-based compensation may include restricted or unrestricted shares, rights to receive shares or purchase shares (options) or rights to other comparable instruments which are subject to a vesting/blocking period of at least 3 years. The value of equity-based compensation will be determined with reference to the market price of a Syngenta share on the date of grant in accordance with accepted valuation methods.

12
Short-term and long-term incentives, including terms and conditions of grant, vesting or blocking periods, terms and conditions of exercise, expiry and forfeiture, are governed by separate regulations, which are subject to approval by the Board of Directors or the Compensation Committee. Such regulations may in particular provide that equity-based compensation will vest and any blocking periods will be waived: (a) in the event of a change in control regarding the Company and (b) in the event of termination of employment of a member of the Executive Committee, unless the Compensation Committee decides otherwise.

The Company is authorized to make payment to such members of the Executive Committee who (i) join the Executive Committee and/or (ii) are promoted from a member of the Executive Committee to CEO during a period for which the General Meeting of Shareholders has already approved the remuneration, if the total amount already approved by the General Meeting of Shareholders is not sufficient. The sum of all supplementary amounts may not exceed 40% of the respective total amount of maximum remuneration for the respective business year as approved by the General Meeting of Shareholders. Such supplementary amount may also be used to compensate new members of the Executive Committee for loss of compensation or financial disadvantages caused by their change of employment.

D. External Auditor

Term, powers and duties	Article 30

The External Auditor, which shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in him by law.

4 Annual Financial Statements, Consolidated Financial Statements and Profit Allocation

Business year	Article 31

The Board of Directors determines the business year.

Business Report	Article 32

The Board of Directors shall prepare for each business year a Business Report consisting of the annual financial statements for the Company and on a consolidated level (including profit and loss statements, balance sheet and notes to the financial statements) and the Management Report. The Board of Directors shall determine the currency in which the consolidated financial statements are reported.

Allocation of profit shown on the balance sheet, reserves	Article 33

1
The General Meeting of Shareholders subject to the legal provisions shall determine the allocation of profit shown on the balance sheet. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

2
In addition to statutory reserves, additional reserves may be accrued.

3
Dividends not claimed within 5 years after the due date shall remain with the Company and be allocated to the general reserves.

5           Publications and Place of Jurisdiction

Publications	Article 34

Shareholder communications of the Company shall be made in the Swiss Commercial Gazette. The Board of Directors may designate additional forms of publication.

Place of jurisdiction	Article 35

The place of jurisdiction for any disputes arising from or in connection with the shareholdership in the Company shall be at the registered office of the Company.

Version corresponding to the resolutions of the Annual General Meeting of Shareholders of April 29, 2014.

(The official German version of the Articles of Incorporation is prevailing over the English text.)